Exhibit 99.3

CHORDIANT SOFTWARE, INC.

Unaudited Condensed Consolidated Financial Statements for the quarterly period ended December 31, 2009

CHORDIANT SOFTWARE, INC.

Unaudited Condensed Consolidated Financial Statements for the quarterly period ended December 31, 2009

CHORDIANT SOFTWARE, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except per share data)

(Unaudited)

	December 31, 2009	September 30, 2009
ASSETS
Current assets:
Cash and cash equivalents	$50,613	$49,863
Marketable securities	1,716	—
Accounts receivable, net	22,021	16,708
Prepaid expenses and other current assets	3,453	4,006

Total current assets	77,803	70,577
Property and equipment, net	1,638	1,850
Goodwill	22,608	22,608
Intangible assets, net	—	303
Deferred tax assets—non-current	3,224	3,480
Other assets	2,378	2,491

Total assets	$107,651	$101,309

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$4,534	$3,809
Accrued expenses	9,242	6,334
Deferred revenue	32,157	28,704

Total current liabilities	45,933	38,847
Deferred revenue—long-term	8,786	9,257
Other liabilities—non-current	1,151	1,069
Restructuring costs, net of current portion	21	123

Total liabilities	55,891	49,296

Commitments and contingencies (Notes 7, 8 and 9)

Stockholders’ equity:
Preferred stock, $0.001 par value; 51,000 shares authorized (500 shares designated as Series A Junior Participating Preferred Stock); none issued and outstanding at December 31, 2009 and September 30, 2009	—	—
Common stock, $0.001 par value; 300,000 shares authorized; 30,362 and 30,208 shares issued and outstanding at December 31, 2009 and September 30, 2009, respectively	30	30
Additional paid-in capital	286,583	285,666
Accumulated deficit	(237,586)	(236,614)
Accumulated other comprehensive income	2,733	2,931

Total stockholders’ equity	51,760	52,013

Total liabilities and stockholders’ equity	$107,651	$101,309

The accompanying notes are an integral part of these Condensed Consolidated Financial Statements.

CHORDIANT SOFTWARE, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	Three Months Ended December 31,
	2009	2008

Revenues:
License	$7,432	$7,941
Service	14,792	15,436

Total revenues	22,224	23,377

Cost of revenues:
License	134	98
Service	5,545	6,686
Amortization of intangible assets	303	303

Total cost of revenues	5,982	7,087

Gross profit	16,242	16,290

Operating expenses:
Sales and marketing	6,657	7,780
Research and development	5,354	5,259
General and administrative	4,504	4,402
Restructuring expense	144	784

Total operating expenses	16,659	18,225

Loss from operations	(417)	(1,935)
Interest income, net	29	292
Other income (expense), net	(90)	685

Loss before income taxes	(478)	(958)
Provision for income taxes	494	1,711

Net loss	$(972)	$(2,669)

Net loss per share:
Basic and diluted	$(0.03)	$(0.09)

Weighted average shares used in computing net loss per share:
Basic and diluted	30,180	30,008

The accompanying notes are an integral part of these Condensed Consolidated Financial Statements.

CHORDIANT SOFTWARE, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Three Months Ended December 31,
	2009	2008

Cash flows from operating activities:
Net loss	$(972)	$(2,669)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	347	456
Amortization of intangibles and capitalized software	380	363
Non-cash stock-based compensation expense	889	965
Provision for doubtful accounts	(27)	202
Non-cash provision for income taxes	503	1,263
Changes in assets and liabilities:
Accounts receivable	(5,524)	2,736
Prepaid expenses and other current assets	318	1,203
Other assets	29	(44)
Accounts payable	751	(2,443)
Accrued expenses, other liabilities—non-current and restructuring	2,938	(256)
Deferred revenue	3,170	864

Net cash provided by operating activities	2,802	2,640

Cash flows from investing activities:
Property and equipment purchases	(131)	(180)
Capitalized product development costs	(11)	(13)
Increase in restricted cash	—	(1)
Purchases of marketable securities	(1,709)	—

Net cash used for investing activities	(1,851)	(194)

Cash flows from financing activities:
Proceeds from exercise of stock options	27	11

Net cash provided by financing activities	27	11

Effect of exchange rate changes	(228)	(4,198)

Net increase (decrease) in cash and cash equivalents	750	(1,741)
Cash and cash equivalents at beginning of period	49,863	55,516

Cash and cash equivalents at end of period	$50,613	$53,775

The accompanying notes are an integral part of these Condensed Consolidated Financial Statements.

CHORDIANT SOFTWARE, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

NOTE 1—THE COMPANY

Chordiant Software, Inc. or the Company, or Chordiant, is an enterprise software vendor that offers software solutions for global business-to-consumer companies that seek to improve the quality of their customer interactions and to reduce costs through increased employee productivity and process efficiencies. The Company concentrates on serving global customers in insurance, healthcare, telecommunications, financial services and other consumer direct industries.

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation

The accompanying Condensed Consolidated Financial Statements have been prepared by the Company, without audit, pursuant to the rules and regulations of the Securities and Exchange Commission, or SEC. Certain information and footnote disclosures normally included in financial statements prepared in accordance with Generally Accepted Accounting Principles, or GAAP, in the United States have been condensed or omitted pursuant to such rules and regulations. The September 30, 2009 Condensed Consolidated Balance Sheet was derived from audited financial statements, but does not include all disclosures required by GAAP in the United States. However, the Company believes that the disclosures are adequate to make the information presented not misleading. These unaudited Condensed Consolidated Financial Statements should be read in conjunction with the audited Consolidated Financial Statements and related Notes included in the Company’s Annual Report on Form 10-K for the year ended September 30, 2009, or 2009 Form 10-K, filed with the SEC.

All adjustments, consisting of only normal recurring adjustments, which in the opinion of management, are necessary to state fairly the financial position, results of operations and cash flows for the interim periods presented, have been made. The results of operations for interim periods are not necessarily indicative of the results expected for the full fiscal year or for any future period.

Principles of consolidation

The accompanying unaudited Condensed Consolidated Financial Statements include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany transactions and balances have been eliminated in consolidation.

Use of estimates

The preparation of Condensed Consolidated Financial Statements in conformity with GAAP in the United States requires the Company to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods.

On an on-going basis, the Company evaluates the estimates, including those related to the allowance for doubtful accounts, the valuation of stock-based compensation, the valuation of goodwill and intangible assets, the valuation of deferred tax assets, restructuring expenses, contingencies, Vendor Specific Objective Evidence, or VSOE, of fair value in multiple element arrangements and the estimates associated with the percentage-of-completion method of accounting for certain of its revenue contracts. The Company bases these estimates on historical experience and on various other assumptions believed to be reasonable. Actual results may differ from these estimates under different assumptions or conditions.

Revenue recognition

The Company derives revenue from licensing software and related services, which include assistance in implementation, customization and integration, post-contract customer support or PCS, training and consulting. All revenue amounts are presented net of sales taxes in the Company’s Condensed Consolidated Statements of Operations. The amount and timing of revenue is difficult to predict and any shortfall in revenue or delay in recognizing revenue could cause operating results to vary significantly from period to period and could result in operating losses. The accounting rules related to revenue recognition are complex and are affected by the interpretation of the rules and an understanding

CHORDIANT SOFTWARE, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

of industry practices, both of which are subject to change. Consequently, the revenue recognition accounting rules require management to make significant estimates based on judgment.

For arrangements with multiple elements, the Company recognizes revenue for services and PCS based upon the fair value VSOE of the respective elements. The fair value VSOE of the services element is based upon the standard hourly rates charged for the services when such services are sold separately. The fair value VSOE for annual PCS is generally established with the contractual future renewal rates included in the contracts, when the renewal rate is substantive and consistent with the fees when support services are sold separately. When contracts contain multiple elements and fair value VSOE exists for all undelivered elements, the Company accounts for the delivered elements, principally the license portion, based upon the “residual method” as prescribed by relevant accounting guidance on software recognition. In multiple element transactions where VSOE is not established for an undelivered element, revenue is recognized upon the establishment of VSOE for that element or when the element is delivered.

At the time a transaction is entered into, the Company assesses whether any services included within the arrangement relate to significant implementation or customization that is essential to the functionality of our products. For contracts for products that do not involve significant implementation or customization essential to the product functionality, the Company recognizes license revenue when there is persuasive evidence of an arrangement, the fee is fixed or determinable, collection of the fee is probable and delivery has occurred as prescribed by relevant accounting guidance on revenue recognition. For contracts that involve significant implementation or customization services essential to the functionality of the products, the license and professional consulting services revenue is recognized using either the percentage-of-completion method or the completed contract method.

The percentage-of-completion method is applied when the Company has the ability to make reasonably dependable estimates of the total effort required for completion using labor hours incurred as the measure of progress towards completion. The progress toward completion is measured based on the “go-live” date. The “go-live” date is defined as the date the essential product functionality has been delivered, or the application enters into a production environment or the point at which no significant additional Chordiant supplied professional service resources are required. Estimates are subject to revisions as the contract progresses to completion and these changes are accounted for as changes in accounting estimates when the information becomes known. Information impacting estimates obtained after the balance sheet date but before the issuance of the financial statements is used to update the estimates. Provisions for estimated contract losses, if any, are recognized in the period in which the loss becomes probable and can be reasonably estimated. When additional licenses are sold related to the original licensing agreement, revenue is recognized upon delivery if the project has reached the go-live date, or if the project has not reached the go-live date, revenue is recognized under the percentage-of-completion method. Revenue from these arrangements is classified as license and service revenue based upon the estimated fair value of each element using the residual method.

The completed contract method is applied when the Company is unable to obtain reasonably dependable estimates of the total effort required for completion. Under the completed contract method, all revenue and related costs of revenue are deferred and recognized upon completion.

For product co-development arrangements relating to software products in development prior to the consummation of the individual arrangements, where the Company retains the intellectual property being developed, and intends to sell the resulting products to other customers, license revenue is deferred until the delivery of the final product, provided all other requirements of the guidance on software revenue recognition are met. Expenses associated with these co-development arrangements are normally expensed as incurred as they are considered to be research and development costs that do not qualify for capitalization or deferral. There have been no such arrangements during the periods presented.

Revenue from subscription or term license agreements, which include software and rights to unspecified future products or maintenance, is recognized ratably over the term of the subscription period. Revenue from subscription or term license agreements, which include software, but exclude rights to unspecified future products and maintenance, is recognized upon delivery of the software if all conditions of recognizing revenue have been met, including that the related agreement is non-cancelable, non-refundable and provided on an unsupported basis.

CHORDIANT SOFTWARE, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

For transactions involving extended payment terms, the Company deems these fees not to be fixed or determinable for revenue recognition purposes and revenue is deferred until the fees become due and payable.

For arrangements with multiple elements where the Company determines it can account for the elements separately and the fees are not fixed or determinable due to extended payment terms, revenue is recognized in the following manner. If the undelivered element is PCS, or other services, an amount equal to the estimated value of the services to be rendered prior to the next payment becoming due is allocated to the undelivered services. The residual of the payment is allocated to the delivered elements of the arrangement.

For arrangements with multiple elements where the Company determines it can account for the elements separately and the fees are not fixed or determinable due to extended payment terms, revenue is recognized in the following manner. Amounts are first allocated to the undelivered elements included in the arrangement, as payments become due or are received, and the residual is allocated to the delivered elements.

Revenue for PCS is recognized ratably over the support period which ranges from one to five years.

Training and consulting services revenue is recognized as such services are performed on an hourly or daily basis for time and material contracts. For consulting services arrangements with a fixed fee, revenue is recognized on a percentage-of-completion basis.

For all sales, either a signed license agreement or a binding purchase order with an underlying master license agreement is used as evidence of an arrangement. Sales through third party systems integrators are evidenced by a master agreement governing the relationship together with binding purchase orders or order forms on a transaction-by-transaction basis. Revenues from reseller arrangements are recognized on the “sell-through” method, when the reseller reports to the Company the sale of software products to end-users. The Company’s agreements with customers and resellers do not contain product return rights.

Collectability is assessed based on a number of factors, including past transaction history with the customer and the credit-worthiness of the customer. Collateral is generally not requested from customers. If it is determined that the collection of a fee is not probable, the revenue is recognized at the time the collection becomes probable, which is generally upon the receipt of cash.

Cash and Cash Equivalents

Cash equivalents consist of highly liquid instruments purchased with an original maturity of three months or less. The Company invests primarily in money market funds as these investments have historically been subject to minimal credit and market risks.

Marketable Securities

Historically the Company’s marketable securities have been classified as available-for-sale. Available-for-sale securities are carried at fair value with unrealized gains and losses included as a separate component of Stockholder’s Equity, net of any tax effect. Realized gains and losses and declines in value determined by management to be other than temporary on these investments are included in Other income (expense), net when held. The Company periodically evaluates these investments for other-than-temporary impairment. For the purposes of computing realized gains and losses, cost is identified on a specific identification basis. See Note 3 for marketable securities at each balance sheet date.

Restricted cash

At December 31, 2009 and September 30, 2009, interest bearing certificates of deposit were classified as restricted cash. These restricted cash balances serve as collateral for letters of credit securing certain lease obligations. These restricted cash balances are classified in Other Assets in the Condensed Consolidated Balance Sheets. See Note 4 for restricted cash balances at each balance sheet date.

CHORDIANT SOFTWARE, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

Concentrations of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash, cash equivalents, restricted cash, and accounts receivable. To date, the Company has invested excess funds in money market accounts, commercial paper, corporate bonds, and certificates-of-deposit. The Company has cash and cash equivalents with various large banks and institutions domestically and internationally.

The Company’s accounts receivable are derived from sales to customers located in North America, Europe, and elsewhere in the world. The Company performs ongoing credit evaluations of customers’ financial condition and, generally, requires no collateral from customers. The Company maintains an allowance for doubtful accounts when deemed necessary. The Company estimates its allowance for doubtful accounts by analyzing accounts receivable for specific risk accounts as well as providing for a general allowance amount based on historical bad debt and billing dispute percentages. The estimate considers historical bad debts, customer concentrations, customer credit-worthiness and current economic trends. Based upon current economic conditions, the Company reviewed accounts receivable and has recorded allowances as deemed necessary.

Some of the Company’s current or prospective customers have recently been facing financial difficulties. Customers that have accounted for significant revenues in the past may not generate revenues in any future period, causing any failure to obtain new significant customers or additional orders from existing customers to materially affect operating results. The following table summarizes the revenues from customers that accounted for 10% or more of total revenues:

	Three Months Ended December 31,
	2009	2008
Royal Bank of Scotland plc	22%	*
Lloyds TSB Bank	11%	*
Citicorp Credit Services, Inc.	*	13%
Vodafone Group Services Limited and affiliated companies	*	25%

*	Represents less than 10% of total revenues.

At December 31, 2009, Royal Bank of Scotland plc and Deutsche Angestellten Krankenkasse accounted for approximately 20% and 11%, respectively, of accounts receivable. At September 30, 2009, General Motors Corporation, the Royal Bank of Scotland plc, and Turkiye Is Bankasi, A.S. accounted for approximately 17%, 14% and 11%, respectively, of accounts receivable.

Research and Development

Software development costs are expensed as incurred until technological feasibility of the underlying software product is achieved. After technological feasibility is established, software development costs are capitalized until general availability of the product. Capitalized costs are then amortized at the greater of a straight line basis over the estimated product life, or the ratio of current revenue to total projected product revenue.

During fiscal years 2008 and 2009 and the quarter ended December 31, 2009, technological feasibility to port existing products to new platforms was established through the completion of detailed program designs. Costs aggregating $0.6 million associated with these products have been capitalized and included in Other Assets as of December 31, 2009. As the porting of these products are completed, the capitalized costs are being amortized using the straight-line method over the estimated economic life of the product which is 36 months. For the three months ended December 31, 2009 and 2008, amortization expense, included in cost of revenue for licenses related to these products was less than $0.1 million for both periods. As of December 31, 2009 and 2008, the unamortized expense was approximately $0.4 million.

CHORDIANT SOFTWARE, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

During the quarter ended September 30, 2006, technological feasibility to port an existing product to a new platform was established through the completion of a detailed program design. Costs aggregating $0.5 million associated with this product were capitalized and included in Other Assets as of September 30, 2007. This product was completed and became available for general release in July 2007, accordingly, the capitalized costs are being amortized using the straight-line method over the remaining estimated economic life of the product which is 36 months. For the three months ended December 31, 2009 and 2008, amortization expense, included in cost of revenue for license related to this product was less than $0.1 million for both periods. As of December 31, 2009, the unamortized expense was $0.1 million. As of December 31, 2008, the unamortized expense was $0.3 million.

Subsequent Events

The Company has evaluated subsequent events for recognition and disclosure through the time that these financial statements were filed in Form 10-Q Report with the SEC on January 28, 2010.

Income Taxes

Income taxes are accounted for using an asset and liability approach, which requires the recognition of taxes payable or refundable for the current period and deferred tax liabilities and assets for the future tax consequences of events that have been recognized in the Company’s financial statements or tax returns. The measurement of current and deferred tax liabilities and assets is based on provisions of the enacted tax law; the effects of future changes in tax laws or rates are not anticipated. The measurement of deferred tax assets is reduced, if necessary, by the amount of any tax benefits that, based on available evidence, are not expected to be realized.

Net income (loss) per share

Basic net income (loss) per share is computed by dividing the net income (loss) by the weighted average number of common shares outstanding during the period. Diluted net income (loss) per share is computed by dividing the net income (loss) for the period by the weighted average number of common and potentially dilutive shares outstanding during the period. Potentially dilutive shares, which consist of incremental shares issuable upon the exercise of stock options, unvested restricted stock awards (using the treasury stock method), and unvested restricted stock units (using the treasury stock method), are included in the calculation of diluted net income per share, in periods in which net income is reported, to the extent such shares are dilutive. The calculation of diluted net loss per share excludes potential common shares as their effect is anti-dilutive for the three months ended December 31, 2009 and 2008.

The following table sets forth the computation of basic and diluted net income (loss) per share for the periods indicated (in thousands, except for per share data):

	Three Months Ended December 31,
	2009	2008

Net loss attributable to common stockholders	$(972)	$(2,669)
Denominator:
Weighted average common stock outstanding for basic and diluted calculations	30,180	30,008

Net loss per share—basic and diluted	$(0.03)	$(0.09)

CHORDIANT SOFTWARE, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

The following table sets forth the potential total common shares that are excluded from the calculation of diluted net loss per share as their effect is anti-dilutive as of the dates indicated (in thousands):

	December 31, 2009	December 31, 2008

Employee stock options	4,276	4,212
Restricted stock awards (RSAs)	90	71
Restricted stock units (RSUs)	987	520

	5,353	4,803

Recent Accounting Pronouncements

In October 2009, the Financial Accounting Standards Board (FASB) issued an Accounting Standard Update, or ASU, that removes tangible products containing software components and non-software components that function together to deliver the product’s essential functionality from the scope of industry-specific revenue accounting guidance for software and software related transactions. The ASU will be effective prospectively for revenue arrangements entered into or materially modified in fiscal years beginning on or after June 15, 2010 and early adoption will be permitted. The Company has evaluated the ASU and has determined that it will not have a significant impact on the determination or reporting of our financial results.

In October 2009, the FASB issued an ASU that addresses criteria for separating the consideration in multiple-element arrangements. The ASU will require companies to allocate the overall consideration to each deliverable by using a best estimate of the selling price of individual deliverables in the arrangement, in the absence of VSOE or other third-party evidence of the selling price. The ASU will be effective prospectively for revenue arrangements entered into or materially modified in fiscal years beginning on or after June 15, 2010 and early adoption will be permitted. The Company has evaluated the ASU and has determined that it will not have a significant impact on the determination or reporting of our financial results.

NOTE 3—FINANCIAL INSTRUMENTS AND FAIR VALUE

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.

The Company’s investments are valued under a hierarchy for inputs used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the most observable inputs be used when available. The hierarchy is broken down into three levels based on the reliability of inputs as follows:

CHORDIANT SOFTWARE, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

Level 1 – Valuations based on quoted prices in active markets for identical assets that the Company has the ability to access.

Level 2 – Valuations based on quoted prices in markets that are not active or for which all significant inputs are observable, either directly or indirectly.

Level 3 – Valuations based on inputs that are unobservable and significant to the overall fair value measurement.

The following table represents information about the Company’s investments measured at fair value on a recurring basis (in thousands).

	Fair value of investments as of December 31, 2009
	Total	Quoted Prices In Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Money Market Funds	$33,930	$33,930	$—	$—
Marketable securities	1,716	1,716	—	—

Total	$35,646	$35,646	$—	$—

	Fair value of investments as of September 30, 2009
	Total	Quoted Prices In Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Money Market Funds	$39,497	$39,497	$—	$—

The Company had the following available for sale securities as of December 31, 2009 (in thousands):

	December 31, 2009
	Amortized Cost	Gross Unrealized Gain	Gross Unrealized Loss	Fair Value
Marketable securities	$1,709	$7	$—	$1,716

CHORDIANT SOFTWARE, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

The Company had no marketable securities as of September 30, 2009. For the three months ended December 31, 2009 and September 30, 2009, no gains or losses were realized on the sale of marketable securities. The marketable securities represent common shares of SWK Holding Corporation (formerly Kana Software, Inc.), a publicly-traded company. These purchases were associated with the attempted, but unsuccessful, acquisition of the Company. As of December 31, 2009, due to the nature of these marketable securities, the Company has classified these marketable securities as available for sale and intends to hold these for less than one year.

NOTE 4—BALANCE SHEET COMPONENTS

Accounts receivable, net

Accounts receivable, net, consists of the following (in thousands):

	December 31, 2009	September 30, 2009
Accounts receivable, net:
Accounts receivable	$22,213	$17,017
Less: allowance for doubtful accounts	(192)	(309)

	$22,021	$16,708

Prepaid expenses and other current assets

Prepaid expenses and other current assets consist of the following (in thousands):

	December 31, 2009	September 30, 2009
Prepaid expenses and other current assets:
Prepaid commissions and royalties	$689	$582
Deferred tax assets	1,449	1,684
Other prepaid expenses and current assets	1,315	1,740

	$3,453	$4,006

CHORDIANT SOFTWARE, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

Property and equipment, net

Property and equipment, net, consists of the following (in thousands):

	December 31, 2009	September 30, 2009
Property and equipment, net:
Computer hardware (useful lives of 3 years)	$4,667	$4,580
Purchased internal-use software (useful lives of 3 years)	3,414	3,381
Furniture and equipment (useful lives of 3 to 7 years)	743	739
Leasehold improvements (shorter of 7 years or the term of the lease)	2,738	2,741

	11,562	11,441
Accumulated depreciation and amortization	(9,924)	(9,591)

	$1,638	$1,850

Intangible assets, net

Intangible assets, net, consist of the following (in thousands):

	December 31, 2009			September 30, 2009
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Intangible assets:
Developed technologies	$6,904	$(6,904)	$—	$6,904	$(6,661)	$243
Customer list and trade-names	2,731	(2,731)	—	2,731	(2,671)	60

	$9,635	$(9,635)	$—	$9,635	$(9,332)	$303

All of the Company’s acquired intangible assets are subject to amortization and are carried at cost less accumulated amortization. Amortization is computed on a straight line basis over the estimated useful lives which are as follows: Developed technologies—one and one half to five years; trade-names—three to five years; customer list—three to five years. Aggregate amortization expense for intangible assets totaled $0.3 million for each of the three month periods ended December 31, 2009 and 2008, respectively. As of December 31, 2009, the intangible assets are fully amortized.

Other assets

Other assets consist of the following (in thousands):

	December 31, 2009	September 30, 2009
Other assets:
Long-term accounts receivable	$930	$930
Long-term restricted cash	88	90
Other assets	1,360	1,471

	$2,378	$2,491

CHORDIANT SOFTWARE, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

The long-term account receivable balance represents a receivable from a single customer related to a multiple year maintenance renewal that occurred during the quarter ended March 31, 2009. This amount represents a payment which is due in the quarter ending March 31, 2011. All revenue associated with this receivable has been deferred and will be recognized as revenue over the term of the services performed. As of December 31, 2009, an allowance has not been provided for this receivable based on the Company’s assessment of the underlying customer’s credit worthiness.

Accrued expenses

Accrued expenses consist of the following (in thousands):

	December 31, 2009	September 30, 2009
Accrued expenses:
Accrued payroll, payroll taxes and related expenses	$4,248	$2,509
Accrued restructuring expenses, current portion (Note 5)	519	408
Accrued third party consulting fees	505	505
Accrued income, sales and other taxes	2,684	1,786
Other accrued liabilities	1,286	1,126

	$9,242	$6,334

Deferred Revenue

Deferred revenue consists of the following (in thousands):

	December 31, 2009	September 30, 2009
Deferred revenue:
License	$7,635	$7,314
Support and maintenance	32,219	29,959
Other	1,089	688

	40,943	37,961
Less: current portion	(32,157)	(28,704)

Long-term deferred revenue	$8,786	$9,257

NOTE 5—RESTRUCTURING

Restructuring Costs

Through December 31, 2009, the Company approved certain restructuring plans to, among other things, reduce its workforce, terminate contracts and consolidate facilities. Restructuring and asset impairment expenses have been recorded to align the Company’s cost structure with changing market conditions and to create a more efficient organization. The Company’s restructuring expenses have been comprised primarily of: (i) severance and termination benefit costs related to the reduction of our workforce; (ii) lease termination costs and costs associated with permanently vacating certain facilities, and (iii) contract termination costs.

Accruals for facilities restructured prior to 2003 do not reflect any adjustments relating to the estimated net present value of cash flows associated with the facilities.

CHORDIANT SOFTWARE, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

For each of the periods presented herein, restructuring expenses consist solely of:

•	Severance and Termination Benefits—These costs represent severance and payroll taxes related to restructuring plans.

•

Excess Facilities Costs—These costs represent future minimum lease payments related to excess and abandoned office space under leases, and the disposal of property and equipment including facility leasehold improvements, net of estimated sublease income.

•	Termination Costs—These costs represent contract termination costs related to the restructuring plan.

As of December 31, 2009, the total restructuring accrual consisted of the following (in thousands):

	Current	Non-Current	Total
Severance and termination benefits	$87	$—	$87
Excess facilities	432	21	453

Total	$519	$21	$540

As of December 31, 2009 and September 30, 2009, $0.5 million and $0.4 million, respectively, of the restructuring reserve are included in the Accrued Expenses line item on the Condensed Consolidated Balance Sheets. The allocation between current portion and long term portion is based on the current lease agreements or the anticipated settlement dates.

The Company expects to pay the excess facilities amounts related to the restructured or vacated leased office space as follows (in thousands):

Fiscal Year Ended September 30,	Total Net Future Minimum Lease Payments
2010 (nine months remaining)	$331
2011	122

Total	$453

Included in the future minimum lease payments schedule above is an offset of $0.3 million of contractually committed sublease rental income.

Fiscal Year 2010 Restructuring

In the quarter-ended December 31, 2009, the Company initiated a restructuring plan, the 2010 Restructuring, intended to consolidate and reduce the size of our management team. This resulted in a reduction of headcount. As a result of the cost-cutting measure, the Company recorded a pre-tax cash restructuring charge in the first quarter of fiscal year 2010, of approximately $0.1 million for severance costs. The following table summarizes the activity related to the 2010 Restructuring (in thousands):

Severance and Termination Benefits
Provision	$144
Cash paid	(57)

Reserve balance as of December 31, 2009	$87

CHORDIANT SOFTWARE, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

Fiscal Year 2009 Restructuring

In October 2008, the Company initiated a restructuring plan, the 2009 Restructuring, intended to align its resources and cost structure with expected future revenues. The 2009 Restructuring plan includes reductions in headcount and third party consultants across all functional areas in both North America and Europe. The 2009 Restructuring plan includes a reduction of approximately 13% of the Company’s permanent workforce. A significant portion of the positions eliminated were in North America.

As a result of the cost-cutting measures, the Company recorded a pre-tax cash restructuring charge in the first quarter of fiscal year 2009, of approximately $0.9 million, including $ 0.8 million for severance costs and $0.1 million for other contract termination costs. As of December 31, 2008, all payments had been made.

	Severance and Benefits	Contract Termination Costs	Total
Provision	$758	$130	$888
Cash paid	(758)	(130)	(888)

Reserve balance as of December 31, 2008	$—	$—	$—

Fiscal Year 2005 Restructuring

In May 2005, the Company undertook an approximate 10% reduction in our workforce. In connection with this action, the Company incurred a one-time cash expense of approximately $1.1 million in the fourth quarter ended September 30, 2005 for severance benefits. During the quarter ended March 31, 2007, the Company incurred an additional charge of less than $0.1 million for additional severance expense for an employee located in France. During the quarter ended December 31, 2008, the Company reversed the charge as we were not ultimately required to pay the severance expense to the employee.

The following table summarizes the activity related to the 2005 Restructuring (in thousands):

Severance and Termination Benefits
Reserve balance as of September 30, 2008	$123
Provision adjustment	(104)
Non-cash	(19)
Cash paid	—

Reserve balance as of December 31, 2008	$—

Prior Restructurings

During fiscal year 2002, based upon the Company’s continued evaluation of economic conditions in the information technology industry and our expectations regarding revenue levels, the Company restructured several areas so as to reduce expenses and improve revenue per employee, or the 2002 Restructuring. As part of the 2002 Restructuring, the Company recorded a total workforce reduction expense relating to severance and termination benefits of approximately $2.0 million and $3.8 million for years ended December 31, 2003 and 2002, respectively. In addition to these costs, the Company accrued lease costs related to excess facilities of $0.2 million and $2.8 million during the years ended December 31, 2003 and 2002, respectively, pertaining to the consolidation of excess facilities relating to lease terminations and non-cancelable lease costs. This expense is net of estimated sublease income based on then current comparable rates for leases in the respective markets.

CHORDIANT SOFTWARE, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

During the year ended September 30, 2007, the Company entered into a new sublease for the last remaining facility lease associated with the 2002 Restructuring. As a result of this sublease, rental income was lower than previously estimated as part of the restructure facility reserve, and the Company recorded an additional $0.4 million of restructuring expense during the year ended September 30, 2007. The sublease term is through the entire remaining term of the Company’s lease obligation for the facility.

The following table summarizes the activity related to the 2002 Restructuring (in thousands):

Excess Facilities
Reserve balance as of September 30, 2009	$531
Cash paid	(78)

Reserve balance as of December 31, 2009	$453

NOTE 6—COMPREHENSIVE INCOME (LOSS)

The components of comprehensive income (loss) are as follows (in thousands):

	Three Months Ended December 31,
	2009	2008

Net loss	$(972)	$(2,669)

Other comprehensive loss:
Change in foreign currency translation	(205)	(3,494)
Net change in unrealized gain from investments	7	—

Comprehensive loss	$(1,170)	$(6,163)

NOTE 7—BORROWINGS

Revolving Line of Credit

The Company’s revolving line of credit with Comerica Bank expires on June 7, 2010. The terms of the agreement include a $5.0 million line of credit, available on a non-formula basis, and requires the Company to (i) maintain at least a $5.0 million cash balance in Comerica Bank accounts, (ii) maintain a minimum quick ratio of 2 to 1, (iii) maintain a liquidity ratio of at least 1 to 1 at all times, and (iv) subordinate any debt issuances subsequent to the effective date of the agreement, and certain other covenants. All assets of the Company have been pledged as collateral on the credit facility. As of December 31, 2009, the Company is in compliance with all covenants of the revolving line of credit.

The revolving line of credit contains a provision for a sub-limit of up to $5.0 million for issuances of standby commercial letters of credit. As of December 31, 2009, the Company had utilized $0.1 million of the standby commercial letters of credit limit which serves as collateral for a leased facility. The revolving line of credit also contains a provision for a sub-limit of up to $3.0 million for issuances of foreign exchange forward contracts. As of December 31, 2009, the Company had not entered into any foreign exchange forward contracts. The Company is required to secure the standby commercial letters of credit and foreign exchange forward contracts through June 7, 2010. If these have not been secured to Comerica Bank’s satisfaction, the Company’s cash and cash equivalent balances held by Comerica Bank automatically secure such obligations to the extent of the then continuing or outstanding and undrawn letters of credit or foreign exchange contracts.

CHORDIANT SOFTWARE, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

Borrowings under the revolving line of credit bear interest at the lending bank’s prime rate. Except for the standby commercial letters of credit, as of December 31, 2009, there were no outstanding balances on the revolving line of credit.

NOTE 8—COMMITMENTS AND CONTINGENCIES

Lease Commitments

The Company leases its facilities and certain equipment under non-cancelable operating leases that expire on various dates through 2014. Rent expense is recognized on a straight line basis over the lease term.

Future minimum lease payments as of December 31, 2009 are as follows (in thousands):

	Operating Leases	Operating Sublease Income	Net Operating Leases
Fiscal year ended September 30:
2010 (remaining nine months)	$2,684	$(196)	$2,488
2011	2,994	(86)	2,908
2012	2,201	—	2,201
2013	2,031	—	2,031
2014	351	—	351

Total minimum payments	$10,261	$(282)	$9,979

Operating lease payments in the table above include approximately $0.7 million for our Boston, Massachusetts facility operating lease commitment included in Restructuring accrual. As of December 31, 2009, the Company has $0.3 million in sublease income contractually committed for future periods relating to this facility. See Note 5 for further discussions.

Asset Retirement Obligations

The Company recorded an Asset Retirement Obligation (ARO) of approximately $0.3 million and a corresponding increase in leasehold improvements in the fiscal year 2007. The FASB guidance requires the recognition of a liability for the fair value of a legally required conditional ARO when incurred, if the liability’s fair value can be reasonability estimated. The fair value of the liability is added to the carrying amount of the associated asset and this additional carrying amount is amortized over the life of the asset.

The Company’s ARO is associated with commitments to return property subject to operating leases to original condition upon lease termination. As of December 31, 2009, the Company estimated that gross expected cash flows of approximately $0.3 million will be required to fulfill these obligations.

ARO payments as of December 31, 2009 are included in Other Long-term Liabilities in the Condensed Consolidated Balance Sheets and are estimated as follows (in thousands):

Payments
Fiscal year ended September 30:
2010	$—
2011	145
2012	172

Total	$317

CHORDIANT SOFTWARE, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

Other Obligations

In 2003, the Company entered into an agreement with Ness Technologies Inc., Ness USA, Inc. (formerly Ness Global Services, Inc.) and Ness Technologies India, Ltd. (collectively, “Ness”) and in January 2009, the Company and Ness extended the Ness agreement through December 31, 2011. Pursuant to the Ness agreement, Ness provides the Company’s customers with technical product support through a worldwide help desk facility, a sustaining engineering function that serves as the interface between technical product support and internal engineering organization, product testing services, product development services and certain other identified technical and consulting services (collectively, the “Services”). Under the terms of the Ness agreement, the Company pays for services rendered on a monthly fee basis and reimbursement of approved out-of-pocket expenses. If the Company had terminated the Ness agreement for convenience prior to December 31, 2009, it would have been required to pay a termination fee no greater than $0.5 million, however this cancellation penalty lapsed at December 31, 2009. The Company also had guaranteed certain equipment lease obligations of Ness for equipment acquired by Ness to be used in performance of the Services, either through leasing arrangements or direct cash purchases, for which the Company was obligated under the agreement to reimburse Ness. In 2006, Ness entered into a 36 month equipment lease agreement with IBM India and, in connection with the lease agreement the Company had an outstanding standby letter of credit to guarantee Ness’ financial commitments under the lease. During the quarter ended June 30, 2009, the lease expired and the Company no longer has an obligation to reimburse Ness.

Indemnification

As permitted under Delaware law, the Company enters into indemnification agreements pursuant to which the Company is obligated to indemnify certain of its officers, directors and employees for certain events or occurrences while the officer, director or employee is, or was, serving at the Company’s request in such capacity. The Company’s Bylaws similarly provide for indemnification of its officers, directors and employees under certain circumstances to the maximum extent permitted under Delaware law. The maximum potential amount of future payments the Company could be required to make under these indemnification agreements and arrangements is unlimited; however, the Company has a Director and Officer insurance policy that limits the Company’s exposure and may enable the Company to recover a portion of any future amounts paid. As a result of insurance policy coverage, the Company believes the estimated fair value of these indemnification agreements and arrangements is minimal. Accordingly, the Company has no liabilities recorded for these agreements or arrangements as of December 31, 2009.

The Company enters into standard agreements with indemnification provisions in its ordinary course of business. Pursuant to these agreements, the Company agrees to indemnify, defend, hold harmless, and/or reimburse the indemnified party for losses suffered or incurred by the indemnified party, generally the Company’s customers or business partners, in connection with any patent, copyright or other intellectual property infringement claim by any third party with respect to the Company’s products. The term of these agreements is generally perpetual after execution of the agreement. The maximum potential amount of future payments the Company could be required to make under these agreements is unlimited. The Company has not incurred significant costs to defend lawsuits or settle claims related to these agreements. The Company believes the estimated fair value of these agreements is minimal. Accordingly, the Company has no liabilities recorded for these agreements as of December 31, 2009.

The Company may, at its discretion and in the ordinary course of business, enter into arrangements, generally with the Company’s customers or business partners, whereby the Company agrees to indemnify them for certain acts, such as personal property damage, by the Company. The Company may also enter into arrangements with the Company’s business partners whereby the business partners agree to provide services as subcontractors for the Company’s implementations. Accordingly, the Company enters into standard agreements with its customers whereby the Company agrees to indemnify them for certain acts, such as personal property damage, by subcontractors. The maximum potential amount of future payments the Company could be required to make under these agreements is unlimited; however, the Company has general and umbrella insurance policies that may enable the Company to recover a portion of any amounts paid. The Company has not incurred significant costs to defend lawsuits or settle claims related to these agreements. As a result, the Company believes the estimated fair value of these agreements is minimal. Accordingly, the Company has no liabilities recorded for these agreements as of December 31, 2009.

CHORDIANT SOFTWARE, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

When, as part of an acquisition, the Company acquires all of the stock or all of the assets and liabilities of a company, the Company may assume the liability for certain events or occurrences that took place prior to the date of acquisition. The maximum potential amount of future payments, if any, the Company could be required to make for such obligations is undeterminable at this time. Accordingly, the Company has no amounts recorded for these contingent liabilities as of December 31, 2009.

The Company warrants that its software products will perform in all material respects in accordance with standard published specifications and documentation in effect at the time of delivery of the licensed products to the customer for a specified period of time. Additionally, the Company warrants that maintenance and consulting services will be performed consistent with generally accepted industry standards. If necessary, the Company would account for the estimated cost of product and service warranties based on specific warranty claims and claim history, however, the Company has not incurred significant expense under product or services warranties to date. As a result, the Company believes the estimated fair value of these warranties is minimal. Accordingly, the Company has no amounts recorded for these contingent liabilities as of December 31, 2009.

NOTE 9—LITIGATION

IPO Laddering

Beginning in July 2001, the Company and certain of its officers and directors (“Individuals”) were named as defendants in a series of class action stockholder complaints filed in the United States District Court for the Southern District of New York, now consolidated under the caption “In re Chordiant Software, Inc. Initial Public Offering Securities Litigation, Case No. 01-CV-6222.” In the amended complaint, filed in April 2002, the plaintiffs allege that the Company, the Individuals, and the underwriters of the Company’s initial public offering (“IPO”), violated Section 11 of the Securities Act of 1933, as amended (“Securities Act”), and Section 10(b) of the Securities Exchange Act of 1934, as amended (“Exchange Act”), based on allegations that the Company’s registration statement and prospectus failed to disclose material facts regarding the compensation to be received by, and the stock allocation practices of, the Company’s IPO underwriters. The complaint also contains claims against the Individuals for control person liability under Securities Act Section 15 and Exchange Act Section 20. The plaintiffs seek unspecified monetary damages and other relief. Similar complaints were filed in the same court against hundreds of other public companies that conducted IPO’s of their common stock in the late 1990’s or in the year 2000 (collectively, the “IPO Lawsuits”).

On February 25, 2009, liaison counsel for plaintiffs informed the district court that a settlement of the IPO Lawsuits had been agreed to in principle, subject to formal approval by the parties and preliminary and final approval by the court. On April 2, 2009, the parties submitted a tentative settlement agreement to the court and moved for preliminary approval thereof.

On June 11, 2009, the Court granted preliminary approval of the tentative settlement, ordered that Notice of the settlement be published and mailed, and set a Final Fairness Hearing for September 10, 2009. On October 6, 2009, the District Court certified the settlement class in each IPO Case and granted final approval of the settlement. On or about October 23, 2009, three shareholders filed a Petition for Permission To Appeal Class Certification Order, challenging the District Court’s certification of the settlement classes. Beginning on October 29, 2009, a number of shareholders filed direct appeals, objecting to final approval of the settlement. If the settlement is affirmed on appeal, the settlement will result in the dismissal of all claims against the Company and its officers and directors with prejudice, and the Company’s pro rata share of the settlement fund will be fully funded by insurance.

Yue vs. Chordiant Software, Inc.

On January 2, 2008, the Company and certain of its officers and one other employee were named in a complaint filed in the United States District Court for the Northern District of California by Dongxiao Yue under the caption “Dongxiao Yue v. Chordiant Software, Inc. et al. Case No. CV 08-0019 (N.D. Cal.)”. The complaint alleged that the Company’s Marketing Director (“CMD”) software product infringed copyrights in certain software referred to as the “PowerRPC software,” copyrights that had been owned by Netbula LLC and assigned to Mr. Yue, the owner of Netbula. On July 23, 2008, the Court issued an order that granted one employee’s motion to dismiss for lack of personal jurisdiction, with prejudice, and granted, with leave to amend, the Company’s motion to dismiss, ruling that Mr. Yue’s company, Netbula LLC, is the real party in interest and must appear through counsel.

CHORDIANT SOFTWARE, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

On September 9, 2008, plaintiffs Yue and Netbula LLC filed a First Amended Complaint asserting four causes of action relating to the Company’s alleged unauthorized use and distribution of plaintiffs’ PowerRPC software: claims for copyright infringement, unfair competition, and “accession and confusion of property” against the Company, and a claim for vicarious copyright infringement against the Company’s Chief Executive Officer and its former Vice President, General Counsel and Secretary (the “individual defendants”). On September 20, 2008, the parties filed a stipulation allowing plaintiffs to file a Second Amended Complaint dropping the unfair competition and accession and confusion claims. On November 10, 2008, the Company answered the Second Amended Complaint and asserted various affirmative defenses, including that the plaintiffs’ claims are barred by the existence of an express or implied license from the plaintiffs. Also on November 10, 2008, the individual defendants filed a motion to dismiss, which the Court granted with leave to amend on March 20, 2009. Plaintiffs filed a Third Amended Complaint on April 6, 2009.

On May 29, 2009, as stipulated by the parties, the Court allowed plaintiffs to file a Fourth Amended Complaint to include allegations about the Company’s use in CMD of a different, additional Netbula product—JavaRPC—an implementation of ONC RPC for Java. Plaintiffs filed the Fourth Amended Complaint on May 29, 2009, and the Company and the individual defendants answered on June 15, 2009. The Fourth Amended Complaint alleges that the Company infringed Plaintiffs’ copyrights by using PowerRPC and JavaRPC in the development and distribution of CMD, without the required licenses from Netbula. The Fourth Amended Complaint seeks monetary damages, an accounting of profits, and injunctive relief according to proof.

On July 9, 2009, the Court found triable issues about whether the Company held a license in PowerRPC, and accordingly denied the Company’s motion for summary judgment as to that issue.

On October 30, 2009, both fact and expert discovery closed.

On November 9, 2009, as stipulated by the parties, the Court ordered the dismissal of the Company’s Chief Executive Officer from the case, leaving only one remaining individual defendant, the Company’s former general counsel, Mr. Derek Witte. On December 21, 2009, the Court granted Mr. Witte’s motion for summary judgment, finding that he was not vicariously liable for the Company’s alleged infringement.

Also on December 21, 2009 the court granted the Company’s Motion for Summary Judgment as to Statutory Damages and Plaintiffs’ Attorneys’ Fees, ruling that Defendants are not entitled to recover statutory damages or attorneys’ fees under the Copyright Act. In addition, the court granted the Company’s motion for summary adjudication regarding the Company’s status as a reseller, declaring that the Company, as a reseller for Chordiant Software International, Ltd., has the same distribution rights as its subsidiary under Netbula’s licenses. Plaintiffs have moved for reconsideration of that ruling. In that same Order, the Court also denied plaintiffs’ motion for summary judgment as to infringement of the copyrights in JavaRPC, finding triable issues of fact as to whether plaintiffs’ copyrights are valid, and as to whether Chordiant held a license to JavaRPC.

The Court has set a final pretrial conference for March 22, 2010. Trial is scheduled for April 2010, with Jury selection set for April 6, 2010, trial sessions set for April 7-9 and April 13-16, closing arguments set for April 20, 2010, and jury deliberation set for April 21-23, 2010.

The Company cannot predict the outcome or provide an estimate of any possible losses. The Company will continue to vigorously defend itself against the claims in these actions.

This action may divert the efforts and attention of our management and, if determined adversely to us, could have a material impact on our business, results of operations, financial condition or cash flows.

The Company, from time to time, is also subject to various other claims and legal actions arising in the ordinary course of business. The ultimate disposition of these various other claims and legal actions is not expected to have a material effect on our business, financial condition, results of operations or cash flows. However, litigation is subject to inherent uncertainties.

CHORDIANT SOFTWARE, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

NOTE 10—INCOME TAXES

The Company’s provision for income taxes was $0.5 million and $1.7 million for the quarter ended December 31, 2009 and 2008, respectively. The $1.2 million decrease in income taxes is primarily due to a decrease in non-cash tax expense in our UK subsidiary and a decrease in unrecoverable withholding tax payments related to sales transactions in India and Turkey compared to quarter ended December 31 2008.

Of the total $0.5 million of provision recognized in quarter ended December 31, 2009, a significant portion was related to a non-cash deferred tax expense for the recognition of taxable income in the United Kingdom. The remainder of the Company’s provision is attributable to taxes on earnings from the Company’s foreign subsidiaries, unrecoverable withholding taxes related to sales transactions that occurred in India and Turkey and a federal and research development tax refund benefit.

At September 30, 2009, the Company had $1.0 million of unrecognized tax benefits related to tax positions taken in prior periods, $0.5 million of which would affect the Company’s effective tax rate if recognized. As of December 31, 2009, the Company had gross unrecognized tax benefits of $1.1 million.

The Company recognizes accrued interest and penalties related to unrecognized tax benefits in the Provision for Income Taxes. The Company had less than $0.1 million accrued for interest and penalties as of December 31, 2009.

The Company files income tax returns in the U.S. federal jurisdiction and various state and foreign jurisdictions. With few exceptions, all U.S. federal, state and United Kingdom tax years between 1995 and 2008 remain open to examination due to net operating loss carryforwards and credit carryforwards. Tax years 2003 and later remain open to examination in Canada and years 2004 and later remain open to examination in Germany.

At December 31, 2009, the Company has $74.3 million in gross deferred tax assets (DTAs) attributable principally to net operating losses (NOLs) and to a lesser extent temporary differences relating to deferred revenue. Historically, the Company maintained a 100% valuation allowance on DTAs because it previously was unable to conclude that it is more-likely-than-not that it will realize the tax benefits of these DTAs. Based on recent operating results and the reorganization of the Company’s intellectual property into the U.S., current projections of disaggregated future taxable income has enabled the Company to conclude that it is more-likely-than-not that it will have future taxable income sufficient to realize $4.7 million of tax benefits from its deferred tax assets, which consist of that portion of net deferred tax assets attributable to net operating losses (NOLs) residing in the United Kingdom. On September 30, 2008, the Company had released (eliminated) $10.0 million of the valuation allowance on its DTAs related to the United Kingdom, of which $9.5 million was recognized as an offsetting reduction to goodwill (representing pre-acquisition NOLs) and $0.5 million was recognized as a credit (reduction) to the provision for income taxes. In future periods, the Company expects to incur tax expense related to the United Kingdom which will result in an increase in overall expense; however, to the extent that such tax expense is offset by the utilization of NOLs and capital allowances, the recognition of this additional tax expense will be a non-cash item.

The remaining balance of gross deferred tax assets was generated in the U.S. With respect to U.S. generated deferred tax assets, the Company recorded a full valuation allowance as the future realization of the tax benefit is not considered by management to be more likely than not. The Company’s estimate of future taxable income considers available positive and negative evidence regarding current and future operations, including projections of income in various states and foreign jurisdictions. The Company believes the estimate of future taxable income is reasonable; however, it is inherently uncertain, and if future operations generate taxable income greater than projected, further adjustments to reduce the valuation allowance are possible. Conversely, if the Company realizes unforeseen material losses in the future, or the ability to generate future taxable income necessary to realize a portion of the net deferred tax asset is materially reduced, additions to the valuation allowance could be recorded. At December 31, 2009 and September 30, 2009, the balance of deferred tax valuation allowance was approximately $69.6 million.

CHORDIANT SOFTWARE, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

Under the Tax Reform Act of 1986, the amounts of, and the benefit from, net operating losses that can be carried forward may be impaired or limited in certain circumstances. Under Section 382 of the Internal Revenue Code (IRC), as amended, a cumulative stock ownership change of more than 50% over a three-year period can cause such limitations. The Company has analyzed its historical ownership changes and removed any net operating loss carryforwards that will expire unutilized from its deferred tax balances as a result of an IRC 382 limitation. On September 30, 2009, the Company had federal research and development tax credit carryforwards of approximately $3.8 million. Due to Section 382 ownership changes under IRC Section 383, $2.1 million of the federal research tax credit carryforwards were subject to annual limitations and is expected to expire unutilized.

On September 30, 2009, the Company had net operating loss carryforwards for federal and state income tax purposes of approximately $144.3 million and $36.2 million, respectively. Approximately $18.1 million of the federal net operating loss carryforwards represent net operating loss carryforwards related to the acquisition of Prime Response in 2001. In addition to the federal and state net operating loss carryforwards, the Company has approximately $13.6 million of net operating loss carryforwards that are generated in the United Kingdom, none of which will expire. Approximately $4.3 million of additional net operating loss carryforwards are related to stock option deductions which, if utilized, will be accounted for as an addition to equity rather than as a reduction of the provision for income taxes. These carryforwards are available to offset future federal and state taxable income and expire in fiscal years 2011 through 2029 and 2010 through 2029, respectively. At September 30, 2009, there were approximately $1.8 million of federal research and development credits that expire in 2025 through 2029. For the year-ended September 30, 2009, there were also California state credits of approximately $4.0 million of which $3.9 million do not expire.

On September 23, 2008, the state of California enacted tax legislation on the utilization of net operating losses and credit limitations. Effective fiscal year 2009, any California net operating losses that the Company generates will have a 20 year carryforward period and effective for fiscal year ended 2012, will have a two year carryback period. In addition, for fiscal year 2009 through fiscal year 2010, the Company will be unable to utilize California net operating losses as they are being temporarily disallowed as a result of this legislation. This may give rise to tax expense for any such taxable income rising out of the disallowable 2 year period. Any disallowed California net operating losses that cannot be utilized during the disallowed period will be extended by two years. For fiscal year 2012, the carryback amount cannot exceed 50% of the net operating loss, for fiscal year 2013, the carryback cannot exceed 75% of the net operating loss, and for fiscal year 2014, the carryback cannot exceed 100% of the net operating loss. For the year ended September 30, 2009, the Company generated $3.7 million of additional net operating losses in California which will expire in 2029.

Effective fiscal year 2009, California business tax credits will be limited to 50% of the Company’s tax liability. The carryover period for disallowed credit will be extended by the number of tax years that the credit was disallowed.

At September 30, 2009, the Company has not provided for U.S. federal and state income taxes on foreign earnings which are expected to be invested outside of the U.S. indefinitely. Upon distribution of those earnings, the Company will be subject to U.S. income taxes (subject to a reduction of the foreign tax credit) and withholding taxes payable to the foreign countries where the foreign operations are located, if any.

NOTE 11—EMPLOYEE BENEFIT PLANS AND STOCK-BASED COMPENSATION

2005 Equity Incentive Plan

As of December 31, 2009, there were approximately 1.8 million shares available for future grant and approximately 4.8 million options and RSUs that are outstanding under the 2005 Equity Incentive Plan or 2005 Plan.

2000 Nonstatutory Equity Incentive Plan

As of December 31, 2009, there were approximately 0.3 million options that are outstanding under the 2000 Nonstatutory Equity Incentive Plan.

CHORDIANT SOFTWARE, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

1999 Non-Employee Directors’ Option Plan

As of December 31, 2009, there were approximately 0.1 million shares of common stock are available for future grant and 0.2 million options that are outstanding under the 1999 Non-Employee Directors’ Option Plan or Directors’ Plan. In the quarter ended December 31, 2009, the Board amended the Directors’ Plan to increase the number of shares reserved for future issuance by 0.1 million shares. This amendment was approved by the stockholders at the 2010 Annual Meeting of Stockholders held on January 27, 2010.

Shareholder Rights Plan

On July 7, 2008, the Board of Directors adopted the Shareholder Rights Plan. See Note 12 to the 2008 Form 10-K filed with the SEC for more detailed information. In conjunction with the adoption of the Shareholder Rights Plan, the Company submitted a non-binding proposal to the Company’s stockholders to approve that plan, to be voted upon at the 2009 Annual Meeting of Stockholders. On January 28, 2009, at the 2009 Annual Meeting of Stockholders, the stockholders did not approve the non-binding proposal. As discussed in the Company’s 2008 Proxy Statement, if the Company’s stockholders did not support the non-binding proposal, the Board committed to reconsider whether to terminate the Shareholders Rights Plan and redeem the rights issued thereunder.

On November 18, 2009, the Board, after deliberations spanning over multiple Board meetings since the 2009 Annual Meeting of Stockholders, and with the input of its outside legal and financial advisors, determined not to terminate the Shareholder Rights Plan, or redeem the rights issued thereunder, at this time. The Shareholder Rights Plan (and the rights issued thereunder) is scheduled to expire on July 21, 2011. The Board considered the non-binding stockholder vote and the current environment relating to shareholder rights plans generally and balanced those factors against the short life of the Company’s Shareholder Rights Plan, the current increase in unsolicited and unfavorable acquisition proposals in the marketplace, particularly at a time when stock prices continue to experience downward pressure, increased hostile activity, and the overall effectiveness of such plans in requiring a potential acquirer to negotiate in good faith with the board so that the board may use its business judgment and exercise its fiduciary duties to its stockholders to obtain the highest possible price for the company. The Board also considered that shareholder rights plans do not prevent legitimate offers from being made. The Board has and will continue to use its business judgment and to exercise its fiduciary duties, and continue to consider all reasonable acquisition proposals.

Finally, the members of the Board made this decision with the knowledge that in doing so, certain corporate governance organizations would recommend “withhold” votes on them when they stood for reelection.

CHORDIANT SOFTWARE, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

Stock Option Activity

The following table summarizes stock option activity under our stock option plans (in thousands, except per share data):

	Outstanding
	Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (Years)	Aggregate Intrinsic Value Closing Price at 12/31/2009 of $2.76
Balance at September 30, 2009	3,694	$6.82
Granted	690	2.87
Options exercised	(14)	1.98
Options cancelled/forfeited	(94)	6.75

Balance at December 31, 2009	4,276	$6.20	6.06	$314

Vested and expected to vest at December 31, 2009	3,974	$6.36	5.97	$301

Exercisable at December 31, 2009	2,610	$7.12	5.54	$181

CHORDIANT SOFTWARE, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

The following table summarizes information about stock options outstanding and exercisable at December 31, 2009 (in thousands, except exercise prices and contractual life data):

	Options Outstanding				Options Exercisable
Range of Exercise Prices	Number Outstanding	Weighted Average Remaining Contractual Life (Years)	Weighted Average Exercise Price	Aggregate Intrinsic Value Closing Price at 12/31/2009 of $2.76	Number Exercisable	Weighted Average Exercise Price	Aggregate Intrinsic Value Closing Price at 12/31/2009 of $2.76
$0.35 – 2.32	653	3.71	$2.30	$299	353	$2.29	$166
2.50 – 2.87	745	6.89	2.83	15	75	2.57	15
2.98 – 4.90	517	6.13	4.17	—	322	4.21	—
4.95 – 7.65	430	5.33	6.72	—	375	6.81	—
7.68 – 8.13	423	5.87	7.97	—	406	7.97	—
8.25 – 8.28	547	7.05	8.25	—	423	8.25	—
8.35 – 9.25	613	7.49	9.13	—	368	9.06	—
9.26 – 45.00	348	5.66	12.56	—	288	12.53	—

$0.35 – 45.00	4,276	6.06	$6.20	$314	2,610	$7.12	$181

The aggregate intrinsic value in the preceding table represents the total intrinsic value, based on the Company’s closing stock price of $2.76 as of December 31, 2009, which would have been received by the option holders had all option holders exercised their options as of that date. The total intrinsic value of options exercised during the three months ended December 31, 2009 and 2008 was less than $0.1 million for both periods. As of December 31, 2009, total unrecognized compensation costs related to non-vested stock options was $3.0 million, which is expected to be recognized as expense over a weighted-average period of approximately 2.4 years. As of December 31, 2008, total unrecognized compensation costs related to non-vested stock options was $5.9 million, which is expected to be recognized as expense over a weighted-average period of approximately 2.3 years.

Stock Award Activity

Non-vested stock awards are comprised of restricted stock awards and restricted stock units. The following table summarizes the stock award activity (in thousands, except per share data):

Non-vested Stock Awards	RSAs	RSUs		Total Number of Shares Underlying Awards		Weighted Average Grant Date Fair Value
Non-vested balance at September 30, 2009	90	588		678		$2.48
Awarded	—	455		455		2.87
Vested/Released	—	(140	)*	(140	)*	2.32
Forfeited	—	(56)		(56)		2.38

Non-vested balance at December 31, 2009	90	847		937		$2.70

*	The RSUs released to employees require a two year holding period.

The aggregate intrinsic value of unvested RSAs based upon the Company’s closing price of $2.76 as of December 31, 2009 was $0.2 million. As of December 31, 2009, total unrecognized compensation costs related to unvested RSAs was less $0.1 million which is expected to be recognized as expense over a weighted average period of approximately 1 month.

On January 27, 2010, the Company’s Board members were granted 90,000 shares of RSAs for their annual service awarded under the Directors’ Plan. These grants are excluded from the preceding table.

CHORDIANT SOFTWARE, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

The aggregate intrinsic value of RSUs based upon the Company’s closing price of $2.76 as of December 31, 2009 was $2.3 million. As of December 31, 2009, total unrecognized compensation costs related to unvested RSUs was $1.5 million which is expected to be recognized as expense over a weighted average period of approximately 3.0 years.

The Company settles stock option exercises, RSAs and RSUs with newly issued common shares.

Valuation and Expense Information under SFAS 123(R)

On October 1, 2005, the Company adopted a FASB standard, which requires the measurement and recognition of compensation expense for all share-based payment awards made to the Company’s employees and directors including employee stock options, RSAs, and RSUs based on estimated fair values. The following table summarizes stock-based compensation expense related to employee stock options, RSAs, and RSUs for the three months ended December 31, 2009 and 2008, respectively, which was allocated as follows (in thousands):

	Three Months Ended December 31,
	2009	2008

Stock-based compensation expense:
Cost of revenues	$162	$134
Sales and marketing	162	256
Research and development	90	109
General and administrative	475	466

Total stock-based compensation expense	$889	$965

The weighted-average estimated fair value of stock options granted during the three months ended December 31, 2009 and 2008 was $1.44 and $1.18 per share, respectively, using the Black-Scholes model with the following weighted-average assumptions:

	Three Months Ended December 31,
	2009	2008
Expected lives in years	3.8	2.8
Risk free interest rates	1.6%	1.6%
Volatility	68%	62%
Dividend yield	0%	0%

The fair value of each option award is estimated on the date of grant using the Black-Scholes option valuation model with the weighted-average assumptions for volatility, expected term, and risk free interest rate. The Company used the trinomial lattice valuation technique to determine the assumptions used in the Black-Scholes model. The trinomial lattice valuation technique was used to provide a better estimate of fair values and meet the fair value objectives of the FASB standard. The expected term of options granted is derived from historical data on employee exercises and post-vesting employment termination behavior. The risk-free rate is based on the U.S. Treasury rates in effect during the corresponding period of grant. The expected volatility rate is based on the historical volatility of our stock price.

Stock-based compensation expense recognized in the Condensed Consolidated Statement of Operations for the three months ended December 31, 2009 and 2008 is based on awards ultimately expected to vest and has been reduced for estimated forfeitures. The FASB standard requires forfeitures to be estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates. Our estimated forfeiture rate for the three months ended December 31, 2009 and 2008 was based on our historical forfeiture experience.

CHORDIANT SOFTWARE, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

Accuracy of Fair Value Estimates

The Company uses available information including third-party analyses to assist in developing the fair value assumptions based on a trinomial lattice valuation technique used in the Black-Scholes model. The Company is responsible for determining the assumptions used in estimating the fair value of share-based payment awards.

Our determination of fair value of share-based payment awards on the date of grant using an option-pricing model is affected by the Company’s stock price as well as assumptions regarding a number of highly complex and subjective variables. These variables include, but are not limited to the Company’s expected stock price volatility over the term of the awards, and actual and projected employee stock option exercise behaviors. Because the Company’s stock options have certain characteristics that are significantly different from traded options, and because changes in the subjective assumptions can materially affect the estimated value, in management’s opinion, the existing valuation models may not provide an accurate measure of the fair value of the Company’s stock options, RSAs, and RSUs. Although the fair value of stock options, RSAs, and RSUs is determined in accordance with a FASB and an SEC Staff Accounting Bulletin standard using an option-pricing model, that value may not be indicative of the fair value observed in a willing buyer/willing seller market transaction.

NOTE 12—SEGMENT INFORMATION

Our chief operating decision maker reviews financial information presented on a consolidated basis, accompanied by desegregated information about revenues by geographic regions for purposes of making operating decisions and assessing financial performance. Accordingly, the Company has concluded that the Company has one reportable segment.

The following table summarizes license revenue by product emphasis (in thousands):

	Three Months Ended December 31,
	2009	2008
License revenue:
Enterprise Foundation solutions	$2,808	$1,544
Marketing Director solutions	332	2,381
Decision Management solutions	4,292	4,016

Total	$7,432	$7,941

The following table summarizes service revenue consisting of consulting implementation and integration, consulting customization, training, PCS, and certain reimbursable out-of-pocket expenses by product emphasis (in thousands):

	Three Months Ended December 31,
	2009	2008
Service revenue:
Enterprise Foundation solutions	$8,471	$9,662
Marketing Director solutions	2,254	2,951
Decision Management solutions	4,067	2,823

Total	$14,792	$15,436

CHORDIANT SOFTWARE, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

Foreign revenues are based on the country in which the customer order is generated. The following is a summary of total revenues by geographic area (in thousands):

	Three Months Ended December 31,
	2009	2008

United States	$7,077	$8,083

EMEA:
United Kingdom	11,697	6,132
Germany	2,473	3,636
Other EMEA	977	5,526

Total EMEA	15,147	15,294

Total	$22,224	$23,377

CHORDIANT SOFTWARE, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

Net property and equipment information is based on the physical location of the assets. The following is a summary of property and equipment by geographic area (in thousands):

	December 31 2009	September 30, 2009

United States	$1,164	$1,313

EMEA:
United Kingdom	308	343
Other EMEA	166	194

Total EMEA	474	537

Total	$1,638	$1,850